The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

                         THE SERIES 2006-6 CERTIFICATES


                             Initial        Pass-
                            Principal      Through
Class or Component          Balance(1)       Rate            Principal Types                       Interest Types           CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1                  $30,000,000      5.750%    Senior, Planned Amortization            Fixed Rate               94984A AA 8
Class I-A-2                  $11,748,000      5.750%    Super Senior, Planned Amortization      Fixed Rate               94984A AB 6
Class I-A-3                 $101,749,000      5.750%    Senior, Planned Amortization            Fixed Rate               94984A AC 4
Class I-A-4                  $32,627,000      5.750%    Super Senior, Planned Amortization      Fixed Rate               94984A AD 2
Class I-A-5                  $85,000,000      5.750%    Senior, Accretion Directed, Companion   Fixed Rate               94984A AE 0
Class I-A-6                   $6,592,000      5.750%    Super Senior, Companion                 Accrual, Fixed Rate      94984A AF 7
Class I-A-7                  $13,653,000      5.750%    Super Senior, Sequential Pay            Fixed Rate               94984A AG 5
Class I-A-8                  $31,438,000      5.750%    Super Senior, Lockout                   Fixed Rate               94984A AH 3
Class I-A-9                   $1,000,000      5.750%    Super Senior Support, Lockout           Fixed Rate               94984A AJ 9
Class I-A-10                 $50,000,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AK 6
Class I-A-11                $100,000,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AL 4
Class I-A-12                $122,985,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AM 2
Class I-A-13                 $63,034,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AN 0
Class I-A-14                 $63,034,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AP 5
Class I-A-15                 $16,279,000      5.750%    Super Senior, Sequential Pay            Fixed Rate               94984A AQ 3
Class I-A-16                 $61,431,000      5.750%    Super Senior, Sequential Pay            Fixed Rate               94984A AR 1
Class I-A-17                $101,424,000      5.750%    Super Senior, Lockout                   Fixed Rate               94984A AS 9
Class I-A-18                  $7,565,000      5.750%    Super Senior Support, Lockout           Fixed Rate               94984A AT 7
Class I-A-19                 $42,133,000      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A AU 4
Class I-A-20                  $4,254,434      5.750%    Super Senior, Sequential Pay            Fixed Rate               94984A AV 2
Class I-A-21                    $869,566      0.000%    Senior, Lockout                         Principal Only           94984A AW 0
Class I-A-22                 $20,000,000      6.000%    Senior, Lockout                         Fixed Rate(2)            94984A AX 8
Class II-A-1                 $74,097,566         (3)    Senior, Pass Through                    Floating Rate            94984A AY 6
Class II-A-2                          (4)        (3)    Senior, Notional Amount                 Inverse Floating Rate,   94984A AZ 3
                                                                                                Interest Only
Class II-A-3                 $22,551,434      0.000%    Senior, Pass-Through                    Principal Only           94984A BA 7
Class II-A-R                        $100      5.750%    Senior, Sequential Pay                  Fixed Rate               94984A BB 5
Class A-PO                            (5)     0.000%    Senior, Component                       Principal Only           94984A BC 3
Class B-1                    $18,686,000      5.750%    Subordinated                            Fixed Rate               94984A BD 1
Class B-2                     $6,045,000      5.750%    Subordinated                            Fixed Rate               94984A BE 9
Class B-3                     $3,298,000      5.750%    Subordinated                            Fixed Rate               94984A BF 6


                              Initial        Pass-
                             Principal      Through
Class or Component          Balance(1)       Rate            Principal Types                       Interest Types           CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Components
Class I-A-PO                  $2,099,380      0.000%    Ratio Strip                             Principal Only                   N/A
Class II-A-PO                    $81,111      0.000%    Ratio Strip                             Principal Only                   N/A
Non-Offered Certificates
Class B-4                     $2,198,000      5.750%    Subordinated                            Fixed Rate               94984A BG 4
Class B-5                     $1,649,000      5.750%    Subordinated                            Fixed Rate               94984A BH 2
Class B-6                     $1,649,267      5.750%    Subordinated                            Fixed Rate               94984A BJ 8


------------------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) On or prior to the distribution date in April 2009, the Class I-A-22 Certificates will also be entitled to amounts received under a yield maintenance agreement. During this period, the Class I-A-22 Certificates will receive payments on each distribution date at an effective per annum rate equal to LIBOR + 1.000%, subject to a minimum rate of 6.000%.

(3) The following table describes the methodology for determining the pass-through rate for each class of floating rate and inverse floating rate certificates.


                          Initial Pass-    Pass-Through         Minimum        Maximum Pass-
              Class       Through Rate     Rate Formula    Pass-Through Rate   Through Rate
           ------------   -------------   --------------   -----------------   -------------
           Class II-A-1       5.250%      LIBOR + 0.400%         0.400%           7.500%
           Class II-A-2       2.250%      7.100% - LIBOR         0.000%           7.100%


(4) The Class II-A-2 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $74,097,566.

(5) The Class A-PO Certificates will be deemed for purposes of the distribution of principal to consist of two components as described in the table. The components are not severable.

      Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      Group I-A Certificates

      I. On each Distribution Date occurring prior to the Accretion Termination Date for the Class I-A-6 Certificates, the Accrual Distribution Amount will be distributed, sequentially, to the Class I-A-5 and Class I-A-6 Certificates.

      II. On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, concurrently, as follows:

      (A) approximately 32.4577789362%, sequentially, as follows:

            (i) concurrently, to the Class I-A-8 and Class I-A-9 Certificates, pro rata, up to the Priority 1 Amount for such Distribution Date;

            (ii) sequentially, up to the PAC Principal Amount for such Distribution Date, as follows:

                  (a) concurrently, as follows:

                        (1) approximately 29.0932911489%, sequentially, to the Class I-A-1 and Class I-A-2 Certificates; and

                        (2) approximately 70.9067088511% to Class I-A-3; and

                  (b) to the Class I-A-4 Certificates;

            (iii) sequentially, to the Class I-A-5 and Class I-A-6 Certificates;

            (iv) sequentially, as follows:

                  (a) concurrently, as follows:

                        (1) approximately 29.0932911489%, sequentially, to the Class I-A-1 and Class I-A-2 Certificates;

                        (2) approximately 70.9067088511% to Class I-A-3; and

                  (b) to the Class I-A-4 Certificates;

            (v) to the Class I-A-7 Certificates; and

            (vi) concurrently, to the Class I-A-8 and Class I-A-9 Certificates, pro rata.

      (B) approximately 60.5856750405%, sequentially, as follows:

            (i) concurrently, to the Class I-A-17 and Class I-A-18 Certificates, pro rata, up to the Priority 2 Amount for such Distribution Date;

            (ii) concurrently, as follows:

                  (a) approximately 15.8007227910%, sequentially, to the Class I-A-10, Class I-A-15 and Class I-A-16 Certificates;

                  (b) approximately 23.8227379222%, sequentially, to the Class I-A-11, Class I-A-15 and Class I-A-16 Certificates;

                  (c) approximately 60.3765392868%, sequentially, as follows:

                        (1) concurrently, as follows:

                              (aa) approximately 49.3810554380%, to the Class
I-A-12 Certificates; and

                              (bb) approximately 50.6189445620%, sequentially,
as follows:

                                    (I) to the Class I-A-13 Certificates up to
$1,000 for such Distribution Date;

                                    (II) to the Class I-A-14 Certificates up to
$620,000 for such Distribution Date; and

                                    (III) sequentially, to the Class I-A-13 and
Class I-A-14 Certificates; and

                        (2) sequentially, to the Class I-A-15 and Class I-A-16 Certificates; and

            (iii) concurrently, to the Class I-A-17 and Class I-A-18
Certificates.

      (C) approximately 6.9565460232%, sequentially, as follows:

            (i) concurrently, to the Class I-A-21 and Class I-A-22 Certificates, pro rata, up to the Priority 3 Amount;

            (ii) sequentially, to the Class I-A-19 and Class I-A-20 Certificates; and

            (iii) concurrently, to the Class I-A-21 and Class I-A-22 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, sequentially, as follows:

      first, to the Class II-A-R Certificates; and

      second, concurrently, to the Class II-A-1 and Class II-A-3 Certificates, pro rata.

      The "PAC Principal Amount" for any Distribution Date means the amount, if any, that would reduce the sum of the Principal Balances of the Class I-A-1, Class I-A-2, Class I-A-3 and Class I-A-4 Certificates (the "PAC Certificates" or the "PAC Group") to the percentage of the initial aggregate Principal Balance of the PAC Group shown in the table appearing in Appendix I with respect to such Distribution Date.

      The "Priority 1 Amount" for any Distribution Date means the sum of (i) the product of (A) the Priority 1 Percentage, (B) the Priority 1 Share Percentage and (C) the Group I Scheduled

Principal Amount and (ii) the product of (A) the Priority 1 Percentage, (B) the Prepayment Shift Percentage, (C) the Priority 1 Share Percentage and (D) the Group I Unscheduled Principal Amount.

      The "Priority 1 Percentage" means (i) zero for the first five years and thereafter (ii) the sum of the Principal Balances of the Class I-A-8 and Class I-A-9 Certificates, divided by the sum of the Principal Balances of the Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8 and Class I-A-9 Certificates.

      The "Priority 1 Share Percentage" means (i) the sum of the Principal Balances of the Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8 and Class I-A-9 Certificates, divided by
(ii) the Class A Non-PO Principal Balance for the Group I-A Certificates.

      The "Priority 2 Amount" for any Distribution Date means the lesser of (i) the product of (A) 98.00%, (B) the Priority 2 Share Percentage and (C) the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates and (ii) the sum of (A) the product of (1) the Priority 2 Percentage, (2) the Priority 2 Share Percentage and (3) the Group I Scheduled Principal Amount and (B) the product of (1) the Priority 2 Percentage, (2) the Prepayment Shift Percentage,
(3) the Priority 2 Share Percentage and (4) the Group I Unscheduled Principal Amount.

      The "Priority 2 Percentage" means (i) zero for the first five years and thereafter (ii) (A) the sum of (1) the Principal Balances of the Class I-A-17 and Class I-A-18 Certificates and (2) $42,385,000, divided by (B) the sum of the Principal Balances of Class I-A-10, Class I-A-11, Class I-A-12, Class I-A-13, Class I-A-14, Class I-A-15, Class I-A-16, Class I-A-17 and Class I-A-18 Certificates.

      The "Priority 2 Share Percentage" means (i) the sum of the Principal Balances of the Class I-A-10, Class I-A-11, Class I-A-12, Class I-A-13, Class I-A-14, Class I-A-15, Class I-A-16, Class I-A-17 and Class I-A-18 Certificates, divided by (ii) the Class A Non-PO Principal Balance for the Group I-A Certificates.

      The "Priority 3 Amount" for any Distribution Date means the sum of (i) the product of (A) the Priority 3 Percentage, (B) the Priority 3 Share Percentage and (C) the Group I Scheduled Principal Amount and (ii) the product of (A) the Priority 3 Percentage, (B) the Prepayment Shift Percentage, (C) the Priority 3 Share Percentage and (D) the Group I Unscheduled Principal Amount.

      The "Priority 3 Percentage" means (i) zero for the first five years and thereafter (ii)(A) the sum of the Principal Balances of the Class I-A-21 and Class I-A-22 Certificates, divided by (B) the sum of the Principal Balances of the Class I-A-19, Class I-A-20, Class I-A-21 and Class I-A-22 Certificates.

      The "Priority 3 Share Percentage" means (i) the sum of the Principal Balances of the Class I-A-19, Class I-A-20, Class I-A-21 and Class I-A-22 Certificates, divided by (ii) the Class A Non-PO Principal Balance for the Group I-A Certificates.

      The "Group I Scheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount".

      The "Group I Unscheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount".

      The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                 Prepayment
                                   Shift
Distribution Date Occurring In   Percentage
------------------------------   ----------
May 2006 through April 2011              0%
May 2011 through April 2012             30%
May 2012 through April 2013             40%
May 2013 through April 2014             60%
May 2014 through April 2015             80%
May 2015 and thereafter                100%

APPENDIX I

Planned Principal Balances as Percentages of Initial Aggregate Principal Balance PAC Group


                      Percentage of                           Percentage of                           Percentage of
                    Initial Aggregate                       Initial Aggregate                       Initial Aggregate
Distribution Date   Principal Balance   Distribution Date   Principal Balance   Distribution Date   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------
May 2006               99.77757281%     July 2009              66.94311079%     September 2012         30.55244982%
June 2006              99.51613904      August 2009            65.82491295      October 2012           29.76849331
July 2006              99.21576656      September 2009         64.71421052      November 2012          28.99020817
August 2006            98.87654819      October 2009           63.61095500      December 2012          28.21755702
September 2006         98.49860171      November 2009          62.51509829      January 2013           27.45050270
October 2006           98.08206982      December 2009          61.42659254      February 2013          26.68900833
November 2006          97.62712013      January 2010           60.34539024      March 2013             25.93303723
December 2006          97.13394508      February 2010          59.27144418      April 2013             25.18255299
January 2007           96.60276182      March 2010             58.20470748      May 2013               24.47439783
February 2007          96.03381212      April 2010             57.14513353      June 2013              23.77997590
March 2007             95.42736221      May 2010               56.09267605      July 2013              23.09903812
April 2007             94.78370258      June 2010              55.04728906      August 2013            22.43133979
May 2007               94.10314783      July 2010              54.00892686      September 2013         21.77664042
June 2007              93.38603639      August 2010            52.97754407      October 2013           21.13470378
July 2007              92.63273027      September 2010         51.95309560      November 2013          20.50529770
August 2007            91.84361483      October 2010           50.93553666      December 2013          19.88819409
September 2007         91.01909840      November 2010          49.92482273      January 2014           19.28316885
October 2007           90.15961200      December 2010          48.92090960      February 2014          18.69000178
November 2007          89.26560898      January 2011           47.92375334      March 2014             18.10847653
December 2007          88.33756461      February 2011          46.93331032      April 2014             17.53838053
January 2008           87.37597570      March 2011             45.94953717      May 2014               17.03461645
February 2008          86.38136014      April 2011             44.97239084      June 2014              16.54039101
March 2008             85.35425650      May 2011               44.06983617      July 2014              16.05553037
April 2008             84.29522350      June 2011              43.17373611      August 2014            15.57986376
May 2008               83.20483953      July 2011              42.28404864      September 2014         15.11322344
June 2008              82.08370215      August 2011            41.40073201      October 2014           14.65544467
July 2008              80.93242753      September 2011         40.52374475      November 2014          14.20636560
August 2008            79.75216338      October 2011           39.65304566      December 2014          13.76582727
September 2008         78.54822576      November 2011          38.78859381      January 2015           13.33367354
October 2008           77.35233799      December 2011          37.93034853      February 2015          12.90975104
November 2008          76.16444800      January 2012           37.07826942      March 2015             12.49390914
December 2008          74.98450406      February 2012          36.23231635      April 2015             12.08599986
January 2009           73.81245478      March 2012             35.39244944      May 2015               11.73033257


February 2009          72.64824909      April 2012             34.55862910      June 2015              11.38083987
March 2009             71.49183628      May 2012               33.74574614      July 2015              11.03741662
April 2009             70.34316595      June 2012              32.93872526      August 2015            10.69995949
May 2009               69.20218803      July 2012              32.13752779      September 2015         10.36836687
June 2009              68.06885277      August 2012            31.34211535      October 2015           10.04253885


                      Percentage of                           Percentage of                           Percentage of
                    Initial Aggregate                       Initial Aggregate                       Initial Aggregate
Distribution Date   Principal Balance   Distribution Date   Principal Balance   Distribution Date   Principal Balance
-----------------   -----------------   -----------------   -----------------   -----------------   -----------------
November 2015           9.72237722%     March 2017              5.24784548%     July 2018               1.86986435%
December 2015           9.40778542      April 2017              5.00724106      August 2018             1.68920022
January 2016            9.09866848      May 2017                4.77089114      September 2018          1.51175642
February 2016           8.79438229      June 2017               4.53872247      October 2018            1.33747723
March 2016              8.49540123      July 2017               4.31066304      November 2018           1.16630787
April 2016              8.19754778      August 2017             4.08664207      December 2018           0.99819452
May 2016                7.90493266      September 2017          3.86658995      January 2019            0.83308425
June 2016               7.61746597      October 2017            3.65043829      February 2019           0.67092504
July 2016               7.33505935      November 2017           3.43811981      March 2019              0.51166576
August 2016             7.05762591      December 2017           3.22956843      April 2019              0.35525613
September 2016          6.78508024      January 2018            3.02471914      May 2019                0.20164675
October 2016            6.51733839      February 2018           2.82350804      June 2019               0.05078904
November 2016           6.25431779      March 2018              2.62587235      July 2019 and
December 2016           5.99593731      April 2018              2.43175031      therafter               0.00000000
January 2017            5.74211716      May 2018                2.24108124
February 2017           5.49277892      June 2018               2.05380547
